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                                                                   Exhibit 11.01

                                HNC SOFTWARE INC.

                               STATEMENT REGARDING
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             FISCAL YEAR ENDED DECEMBER 31,  SIX MONTHS ENDED JUNE 30,
                                                                    1995     1994                 1996      1995
                                                                  -------  --------             -------   --------
NET INCOME (LOSS)                                                 $ 2,505  $    548             $  (404)  $    214
                                                                  =======  ========             =======   ========

SHARES (1)
      Weighted average common shares outstanding                    9,678     3,756              17,040      3,915


      Weighted average common stock options and
      warrants as determined by application of the
      treasury stock method (2)                                     2,066     1,456               1,849      1,890


      Weighted average preferred shares outstanding
      assuming conversion to common stock                           4,454     8,552                   -      8,957
                                                                  -------  --------             -------   --------


      Pro forma weighted average common and common
      equivalent shares outstanding                                16,198    13,764                         14,762
                                                                  =======  ========                       ========


      Weighted average common and common
      equivalent shares outstanding                                                              18,889
                                                                                                =======

PRO FORMA NET INCOME PER SHARE OF COMMON STOCK                    $  0.15  $   0.04                       $   0.01
                                                                  =======  ========                       ========

NET LOSS PER SHARE OF COMMON STOCK                                                              $ (0.02)
                                                                                                =======




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(1)  All share and per share amounts have been adjusted to give retroactive effect to the stock split, which occurred on April 3, 1996.

(2) Includes an adjustment for options pursuant to SAB No. 83 using the treasury stock method at the initial public offering price of $7.00 per share for all periods presented prior to or including the Company's public offering date of June 26, 1995.


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